Exhibit 99.1

Healthaxis Announces Third Quarter 2006 Operating Results

   Revenue Increase Results in Operating Profit, Positive Cash Flow

    IRVING, Texas--(BUSINESS WIRE)--Oct. 26, 2006--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three- and nine-month periods ending September 30, 2006.

    Third Quarter 2006 Financial Highlights

    -- 2006 third quarter revenues were $4.4 million, a 13% increase compared to the third quarter of 2005. Revenues were approximately 6% higher than in the second quarter of 2006.

    -- Revenue from transaction fees, license fees, BPO services, and professional services all showed improvement over the prior year's third quarter. The improvement in transaction fees, license fees, and BPO services was primarily the result of new customer implementations which have added a significant number of participant lives to our systems and solutions. Professional services revenue increased from a higher number of projects with existing customers. Additionally, a significant portion of the company's billable professional services relates to customer implementations, for which revenue is deferred to future periods. Deferred revenues increased approximately $259,000 during the third quarter of 2006.

    -- The Company achieved an operating profit of $5,000 in the third quarter of 2006 compared to an operating loss of $489,000 in the same quarter of 2005. The improved operating results for the third quarter of 2006 are primarily derived from higher revenue combined with lower amortization and depreciation expenses and higher capitalized startup costs for new customer implementations. The cost improvements were partially offset by higher variable costs associated with higher transaction volumes from transaction fee revenue, increased personnel costs from the expansion of the company's operations to support the implementation of new business, and non-cash equity compensation of approximately $21,000.

    -- The Company reported 2006 third quarter net income of $317,000, or $0.04 per share, which includes the reversal of a $324,000 contingent tax liability for which the statute of limitations expired. The Company reported a net loss in the third quarter of 2005 of $511,000 ($0.09 per share).

    -- The Company generated positive cash flow from operations of $433,000 in the third quarter of 2006 and total cash reserves increased by a similar amount.

    Year to Date 2006 Financial Highlights

    -- Revenues for the first nine months of 2006 were $12.4 million, an increase from the $12.0 million reported for the same period of 2005. Revenues from transaction fees, license fees, and BPO services each increased in 2006 compared to last year. Year to date, professional services revenues remain lower than for the same period of 2005 due to the previously mentioned requirement to defer professional services revenues tied to client implementations. Deferred revenues have increased by approximately $906,000 since December 31, 2005.

    -- The net loss attributable to common shareholders for the nine months ended September 30, 2006 was $411,000 ($0.06 per share) compared to $1.8 million ($0.37 per share) for the same period of 2005. The improved financial results stem from the factors previously described plus lower corporate facility costs resulting from the relocation of the Company's headquarters in June 2005. These improvements were partially offset by increased costs for sales and marketing and non-cash equity compensation of approximately $62,000. For comparison purposes, it should be noted that results for the first nine months of 2005 benefited from the elimination of a contingent tax liability totaling $979,000 partially offset by a lease abandonment charge of $523,000 related to moving the company's headquarters.

    -- Increases in the number of shares outstanding in the three and nine-month periods of 2006 are the result of the conversion of approximately 2.1 million shares of preferred stock into common shares on a one-for-one basis. If all preferred shares were converted, the total common shares outstanding would be 8,890,013.

    Company Highlights

    -- In July 2006, the company announced the expansion of its Ultimate TPA(TM) Solution. The Ultimate TPA Solution is a unique combination of technology and BPO services that help TPAs gain operational efficiency and reduce costs. This packaged suite of technology and services is offered as a turnkey solution. The Ultimate TPA benefits smaller to midsize organizations the most, but can bring value to operations of any size. The Ultimate TPA enables growth-minded organizations to pursue their expansion objectives with both minimal capital and infrastructure investment, and affordable and predictable ongoing costs. In August 2006, we announced our first Ultimate TPA customer and earlier this month we presented the solution at the 26th Annual National Educational Conference & Expo of the Self-Insurance Institute of America (SIIA).

    -- As previously reported, in July 2006, we renewed and extended the debt due to HealthMarkets (formerly known as UICI) on favorable terms. In August, we obtained a $5 million working capital line of credit and a $750,000 equipment line of credit with Silicon Valley Bank in order to provide additional growth capital.

    Review and Outlook

    Commenting on the Company's third quarter results, John M. Carradine, the Company's President and Chief Executive Officer said, "This was a satisfying quarter because our revenues showed three quarters of sequential growth, two quarters of quarter-over-quarter improvement and we earned an operating profit. Additionally, our cash balances increased driven by positive cash flow from operations. Our sales pipeline is promising and we are pleased with the response to the Ultimate TPA solution. Our marketing efforts for the last year have substantially improved the company's marketplace recognition, and the result is that people are taking notice of what Healthaxis can do for them. While the momentum is gaining, we are not yet growing at an acceptable pace. We expect that fourth quarter revenues will again show growth from last year, but may be flat with the third quarter of 2006 or even slightly lower. This has to do with both seasonal influences and the fact that our third quarter professional services revenues were somewhat higher because of both the quantity and size of projects that we completed. We believe that 2006 revenue will certainly be greater than 2005, and that our operating results in total will be better even as we further accelerate our sales and marketing efforts and spending. We need to build on this progress now and get things moving at a faster pace."

    About Healthaxis Inc.

    Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The Company offers fully integrated business process outsourcing and claims administration technology solutions including the Ultimate TPA(TM) Solution; specializing in Web solutions, their Smart Front End(TM), benefit administrative systems, provider management tools and fulfillment services. Healthaxis' technology is time tested, scalable and always offered on an ASP basis. With its Best Shore capability Healthaxis can offer competitive, high quality BPO services in four locations - Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. For information on Healthaxis products and services, call (800) 519-0679 or visit their website at www.healthaxis.com.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.


                   Healthaxis Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
     (In thousands, except share and per share data) (Unaudited)

                          Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                             2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Revenues               $    4,354  $    3,843  $   12,386  $   11,980
Expenses:
 Cost of revenues           3,507       3,432      10,292      11,224
 Sales and marketing          283         326         976         793
 General and
  administrative              559         551       1,800       2,008
 Reversal of
  contingent tax
  liability                     -           -           -        (979)
 Lease abandonment
  charge                        -          23           -         523
 Amortization of
  intangibles                   -           -           -          84
                       ----------- ----------- ----------- -----------
Total operating
 expenses                   4,349       4,332      13,068      13,653
                       ----------- ----------- ----------- -----------
Operating income
 (loss)                         5        (489)       (682)     (1,673)
Interest and other
 income (expense), net        (12)        (22)        (53)       (121)
Income tax benefit            324           -         324           -
                       ----------- ----------- ----------- -----------
Net income (loss)      $      317  $     (511) $     (411) $   (1,794)
                       =========== =========== =========== ===========

                       ----------- ----------- ----------- -----------
Net income (loss) per
 share of common stock $     0.04  $    (0.09) $    (0.06) $    (0.37)
                       =========== =========== =========== ===========
 (Basic and diluted)

Weighted average
 common shares used in
 computing earnings
 (loss)
per share:
 Basic                  7,721,689   5,988,855   6,649,675   4,883,492
 Diluted                8,883,018   5,988,855   6,649,675   4,883,492


                   Healthaxis Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
     (In thousands, except share and per share data) (Unaudited)

                                                 Sept. 30,   Dec. 31,
                                                      2006       2005
                                               ------------  ---------
Assets
 Cash and cash equivalents                     $     3,273    $ 4,729
 Accounts receivable, net                            3,015      2,256
 Other current assets                                  672        628
                                               ------------  ---------
 Current assets                                      6,960      7,613
 Property, equipment and software, net               1,599      1,726
 Goodwill                                           11,276     11,276
 Other assets                                        1,539        531
                                               ------------  ---------
 Total assets                                  $    21,374    $21,146
                                               ============  =========
Liabilities and stockholders' equity
 Current liabilities                           $     5,505    $ 5,100
 Long-term debt                                        566          -
 Other long-term liabilities                           890      1,239
 Stockholders' equity                               14,413     14,807
                                               ------------  ---------
 Total liabilities and stockholders' equity    $    21,374    $21,146
                                               ============  =========

    CONTACT: Healthaxis
             Investor Contact:
             Ron Herbert, CFO, 972-443-5000
             rherbert@healthaxis.com